EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                                          Three Months ended Sept 30,    Nine Months ended Sept 30,
                                          1996                  1997       1996            1997
                                        ---------             ---------  ----------- --------------
Pro forma net income                      282,306              243,096      647,212          684,823

Weighted average number
 of common and common equivalent
 shares are as follows:

 Weighted average common
  shares outstanding                    2,125,000            3,250,000    2,125,000        2,750,000

 Shares issued from assumed exercise
  of common stock equivalents (1)         230,245              230,245      230,245          230,245
                                        ---------            ---------    ---------      -----------

Weighted average number
 of common and common  equivalent
 shares outstanding                     2,355,245            3,480,245    2,355,245        2,980,245
                                        =========            =========    =========      ===========
 Per share data:
 Net income                               $   .12              $   .07      $   .27          $   .23
                                        =========            =========    =========      ===========

(1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.